Exhibit 6(c)(viii)


                              TERMINATION AGREEMENT

      Termination Agreement dated July 3, 1996 (the "Effective Date") by and between The CineMasters Group, Inc., 250 West 57th Street, Suite 2421, New York, NY 10019 ("CineMasters"), Kaufman Films, Inc. ("KFI") and Kevin Kaufman, 53 Leonard Street, New York, New York 10013 ("Kaufman").

      WHEREAS, CineMasters and KFI, a corporation wholly-owned by Kaufman, entered into a Purchase Agreement dated as of July 26, 1994; and

      WHEREAS, Kaufman and CineMasters entered into an Employment Agreement dated as of July 26, 1994; and

      WHEREAS,   the  parties  are  terminating  the  Employment  Agreement  and modifying the Purchase Agreement in accordance with the terms herein contained

      NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and subject to the terms and conditions hereof, the parties hereby agree as follows:

      1. (a) The Employment Agreement is hereby terminated as of the Effective Date. The parties agree that all matters contained in this Termination Agreement will be effective on the Effective Date unless otherwise specifically set forth herein.
            (b) The option for 200,000 shares of CineMasters stock granted KFI pursuant to paragraph 1.3(a) of the Purchase Agreement, and the option for 250,000 shares of CineMasters stock granted to Kaufman pursuant to Paragraph 3.3 of the Employment Agreement, none of which have heretofore been exercised, are hereby declared null and void, as of the Effective Date.

      2. The parties have scheduled a closing on Wednesday, August 7, 1996 at 11:00 o'clock in the a.m. (the "Closing Date") at the offices of Leavy Rosensweig & Hyman. At the Closing:

            (a) KFI will deliver to CineMasters (i) stock certificate #U523 for 160,000 shares of restricted CineMasters Class A Common Stock issued to KFI;
(ii) a stock power in blank with signature medallion guaranteed; (iii) a corporate resolution of KFI approving the terms of this Termination Agreement, and stating that Kaufman is authorized to execute this Termination Agreement; and (iv) an affidavit of Kaufman stating that he is the sole shareholder of KFI;

            (b) Kaufman will deliver to CineMasters a letter of resignation, effective as of June 10, 1996, wherein Kaufman resigns as President and a Director of CineMasters; and

            (c) Kaufman and KFI will execute and deliver to CineMasters a mutually agreeable general release in favor of CineMasters.

      3.    Simultaneously, at the Closing:

            (a) CineMasters will deliver 5 replacement certificates for an aggregate of 80,000 shares (4 for 18,000 shares and one for 8,000 shares) of restricted CineMasters Class A Common Stock in the name of Kevin Kaufman (the "Kaufman Stock"). It is understood that Kaufman may not sell more than 18,000 shares of the Kaufman Stock in any one calendar quarter. CineMasters will do all things necessary to permit the continuing availability of sales of the Kaufman Stock under SEC Rule 144 during all periods in which Kaufman holds Kaufman Stock through September 30, 1997.

            (b) CineMasters will deliver to KFI and Kaufman a corporate resolution of CineMasters authorizing this Termination Agreement.

           (c) CineMasters will deliver evidence that it has paid the June and July rent for the premises (the "Premises) presently occupied by the Kaufman Films Division of CineMasters. CineMasters will execute and deliver an assignment of the lease between Gaffney-Kroese Electrical Supply Corp. ("Landlord") and CineMasters, as of January, 1995, for the Premises effective as of August 1, 1996 and Kaufman will deliver to CineMasters a release in favor of CineMasters executed by the Landlord, effective as of August 1, 1996.

            (d) CineMasters will deliver to Kaufman a Bill of Sale and Instrument of Assignment, and an Assignment of Copyright in a mutually agreeable form, with respect to those tangible and intangible assets owned or leased by CineMasters, set forth in Schedule A thereto.

            (e) CineMasters will deliver to Kaufman payment for his 1994/95 fiscal year bonus in the amount of $4,364.00.

      4. Kaufman will continue to receive the salary and benefits that he had been receiving under the Employment Agreement through July 31, 1996.

      5. As of the Effective Date, Kaufman will have the sole right to use the name Kaufman Films or any variation thereof (the "Name"), except that CineMasters may continue to use the Name to wind down the business of the Kaufman Films Division of CineMasters. Within thirty (30) days from the Closing, CineMasters will file a Certificate of Discontinuance of the Name in a mutually agreeable form with the New York Secretary of State.

      6. CineMasters will pay the fee of $500 per week to Dean Kempf for his services through July 31, 1996. Provided that CineMasters has made all payments pursuant to this Paragraph 6, Kaufman will be responsible for all payments and obligations to Kempf after July 31, 1996 and will furnish CineMasters at the Closing with a release from Kempf in a mutually agreeable form.

      7. CineMasters will use reasonable best efforts to engage, as an independent contractor, the services of Lou Ehrenkrantz, as financial advisor, from July 1, 1996 through June 30, 1997 or until Kaufman has sold the Kaufman Stock, whichever first occurs. If the Kaufman Stock has not been fully sold by such date, CineMasters will use reasonable best efforts to continue Ehrenkrantz's engagement, subject to the Kaufman contribution, until September 30, 1997, or the sale of all of the Kaufman Stock, whichever first occurs. Kaufman will pay CineMasters the sum of one thousand ($1,000) dollars per month for each month in which Mr. Ehrenkrantz is so engaged.

      8. Kaufman will pay over to CineMasters one-half of all net proceeds from the sale by Kaufman of the second group of 18,000 shares of CineMasters Common Stock which is to be sold by Kaufman within six (6) months after the Closing. Such amount will be paid to CineMasters within ten (10) days of Kaufman's receipt of such proceeds.

      9. Kaufman has delivered to CineMasters a budget, including productions and overhead cost to wind down the Kaufman Films Division, including completion and delivery of the Time-Warner and Martha Stewart jobs (annexed hereto as Exhibit 9-1). CineMasters will pay for such winding down expenses in the categories listed on Exhibit 9-1 (entertainment not to exceed $150) up to a maximum of $66,672.79. Kaufman will be responsible for any costs, salaries, fees or other charges incurred by the Kaufman Film Division of CineMasters in excess of $66,672.79. Attached hereto as Exhibit 9-2 is a list of receivables of the Division as of the Effective Date. Kaufman represents that with respect to all such accounts receivable (i) the work for which the charges were made has been completed and delivered and (ii) the clients have been invoiced for the amount of the receivable. At CineMasters' request, Kaufman will cooperate with CineMasters in the collection of any accounts receivable, including calling or writing such clients.

      10. Kaufman will complete all services and deliver all materials to Time-Warner and Martha Stewart as required pursuant to the respective contracts and/or purchase orders.

      11. Through September 30, 1997, until such time earlier as Kaufman has sold all of the Kaufman Stock, neither Gene Feldman, Jerry Feldman or any affiliate or relative of either will, in the public market, sell, transfer, or assign in any manner, any shares of CineMasters stock.

      12. (a) The parties will mutually agree on a press release regarding the matters contained herein and neither party will make disparaging remarks about the other.
            (b)   The parties will keep the term of this Agreement confidential.

      13. Kaufman will have the rights to those works in progress of the Kaufman Films Division set forth in Exhibit 13. Kaufman will be solely responsible for any costs of these projects incurred after the Effective Date.

      14. CineMasters will retain all equipment on lease and being used by the Kaufman Films Division of CineMasters. CineMasters will remove the equipment from the Premises on or about July 31, 1996 upon Kaufman's completion of use of the equipment for the Time-Warner and Martha Stewart projects. CineMasters will inspect all equipment while on the Premises and notify Kaufman if any equipment is defective and Kaufman will use his best efforts to cure such defects. Once the equipment is removed from the Premises, Kaufman will have no further liability for such equipment.

      15. Miscellaneous. This Agreement shall inure to and be binding upon the parties, their respective heirs, executors, administrators, and permitted assigns. No delay or failure by any party to exercise any right under this agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right. No waiver shall be valid unless in writing, and shall not operate or be construed as a waiver of any subsequent breach. All notices required or desired shall be in writing and delivered personally or by certified mail, return receipt requested, or by recognized overnight delivery service and forwarded to the parties at the addresses set forth above, or at such other addresses as the parties may advise each other in writing. Copies of all notices to CineMasters shall also be given to Robert I. Freedman, Esq., c/o Leavy Rosensweig & Hyman, 11 East 44th Street, New York, New York 10017. Copies of all notices to Kaufman or KFI shall be given to Tom Selz, Esq., Frankfurt, Garbus, Klein & Selz, 488 Madison Avenue, New York, New York 10022. This agreement shall be construed in accordance with, and governed by, the law of the State of New York.

      16. Entire Agreement. This Agreement, the Purchase Agreement, and the Employment Agreement, are the complete agreements between the parties with respect to the subject matter herein and supersede all representations, agreements, and understandings, whether written or oral, previously made between the parties relating to its subject matter. There are no other understandings and agreements between the parties.

      17. The telephone system in the Premises will remain in the Premises at no cost.

      IN WITNESS WHEREOF, the parties have executed this Agreement on July __, 1996.

                                                 THE CINEMASTERS GROUP, INC.

---------------------------
                                                 By:_________________________
Kevin Kaufman


KAUFMAN FILMS, INC.

By:_________________________